Exhibit 99.1

Contacts:

Media:         Alexa Auerbach, 312-696-6481 or alexa.auerbach@morningstar.com

Nadine Youssef, 312-696-6601 or nadine.youssef@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2010 Financial Results

CHICAGO, Feb. 17, 2011—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2010 financial results. The company reported consolidated revenue of $151.2 million in the fourth quarter of 2010, a 23.2% increase from $122.6 million in the fourth quarter of 2009. Consolidated operating income was $32.3 million in the fourth quarter of 2010, an increase of 32.9% compared with $24.3 million in the same period a year ago. Net income was $27.4 million, or 54 cents per diluted share, compared with $14.8 million, or 29 cents per diluted share, in the fourth quarter of 2009.

Excluding acquisitions and the impact of foreign currency translations, revenue increased 12.2%. Fourth-quarter results included $13.5 million in revenue from acquisitions. Foreign currency translations had a slightly favorable effect. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2010, revenue was $555.4 million, an increase of 15.9% compared with $479.0 million in 2009. Revenue for the year included $47.9 million from acquisitions and $4.4 million from foreign currency translations. Excluding acquisitions and foreign currency translations, revenue rose 5.0%. Consolidated operating income declined 2.9% to $121.1 million in 2010, compared with $124.7 million in 2009. Net income was $86.4 million, or $1.70 per diluted share, in 2010, compared with $82.1 million, or $1.65 per diluted share, in 2009.

The 2009 net income and earnings per share amounts referenced above have been revised from previously reported amounts. Following a review of the company’s accounting for deferred income taxes,

the company determined that the cumulative effect of certain adjustments related to prior periods was material, in aggregate, to 2010 net income. Therefore, under Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), the company has recorded these adjustments in the appropriate prior-year periods.

As a result, in the fourth quarter of 2010, the company reversed $3.9 million of income tax expense from previous years related to Morningstar’s share of earnings from equity method investments. This expense was previously recorded in the third quarter of 2010. The effect of this reversal was to increase net income by 8 cents per diluted share in the fourth quarter of 2010.

The earnings release includes a revision to previously announced income tax and net income figures for the fourth quarter and full-year 2009. Net income for the fourth quarter of 2009, as restated, was $14.8 million, compared with $14.4 million as previously reported. Fourth-quarter 2009 income tax expense, as restated, was $9.6 million, compared with $10.0 million as previously reported. Net income for full-year 2009 was revised to $82.1 million from $82.5 million as previously reported. The company’s 2009 income tax expense, as restated, was $46.8 million, compared with $47.1 million as previously reported.

The company will include more detail on the restated financial amounts for previous years and interim periods in its 2010 10-K filing, but does not consider the adjustments to previously reported periods to be material.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Our business rebounded nicely in 2010. Organic revenue growth improved sequentially each quarter, with positive trends across most of our product lines. Morningstar.com advertising sales and Morningstar Direct were the main drivers of organic revenue growth for the year. All in all, we’re pleased with our performance and our prospects as we continue to execute our key growth strategies.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2010:

Accomplishments

•                  We made solid progress building a base for our credit research business and now offer credit ratings and reports on more than 720 corporate credit issuers. We acquired Realpoint, a

Nationally Recognized Statistical Rating Organization that specializes in commercial mortgage-backed securities.

•                  We expanded our analyst research and investment consulting work on exchange-traded funds, closed-end funds, alternative investments, 529 plans, and target-date funds—all areas that have seen strong investor interest.

•                  We continued to expand our equity research business, doubling our client base in just one year.

•                  We continued building out our global operations, establishing a presence in Brazil, Chile, Mexico, and Luxembourg. We also expanded our international investment research and consulting businesses by acquiring Aegis, Seeds Group, and OBSR.

•                  Morningstar Direct had a record year, with more than 1,200 new licenses added globally.

•                  Both renewal rates for contract-based products and services and retention rates for subscription products rose substantially compared with 2009, reflecting improved business conditions and healthier sales trends across most of our product lines.

•                  Morningstar’s board of directors approved a 5 cent per share initial quarterly dividend and a $100 million share repurchase program, allowing us to return a portion of our cash balance to shareholders.

Challenges

•                  Operating expense rose faster than revenue in 2010, leading to a 4.2 percentage point decline in operating margin, in part because we restored some incentive compensation and benefits after reducing them in 2009.

•                  We have more work to do in fully integrating some of our acquisitions and rebranding many of these businesses under the Morningstar umbrella.

•                  While advertising sales on Morningstar.com rebounded strongly, U.S. Premium Membership subscriptions were 8% lower year over year as individual investors have been slow to return to the stock market and remain cautious about discretionary spending.

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which earn more than half of their revenue from asset-based fees.

Revenue:  In the fourth quarter of 2010, revenue in the Investment Information segment was $120.4 million, an increase of $23.1 million, or 23.8%, including $12.1 million from acquisitions. Revenue in the Investment Management segment was $30.8 million, an increase of $5.4 million, or 21.3%, including $1.4 million from acquisitions.

Revenue from international operations was $44.5 million in the fourth quarter of 2010, an increase of 24.2% from the same period a year ago. International revenue included $4.3 million from acquisitions. Foreign currency translations had a slightly favorable effect. Excluding acquisitions and foreign currency translations, international revenue rose 11.9%.

For the full year, international revenue increased $28.0 million, or 21.7%, including $17.0 million from acquisitions and $4.4 million from foreign currency translations. Excluding acquisitions and foreign currency translations, international revenue improved 5.2%. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $32.3 million in the fourth quarter of 2010, a 32.9% increase from the same period in 2009. Operating expense rose $20.5 million, or 20.9%.

Incremental operating expense related to businesses acquired in 2010 and 2009 represented approximately half of the change in operating expense. The company completed seven acquisitions in 2010 and six in 2009. Because of the timing of these acquisitions, the fourth-quarter and year-to-date results include operating expense that did not exist in the same periods in 2009.

Approximately 45% of the growth in total operating expense was due to higher salaries, reflecting additional headcount from acquisitions and filling open positions, as well as salary increases made in July 2010 following generally flat salary levels in 2009.

Incentive compensation and employee benefit costs represented another 40% of the total change in operating expense. Bonus expense rose $4.7 million in the fourth quarter of 2010 compared with the prior-year period. In 2010, the company partially restored the bonus expense after reducing it in 2009. Acquisitions also contributed to the growth in bonus expense, but to a lesser extent. Sales commissions were $1.8 million higher, reflecting improved sales activity and a change in the company’s U.S. sales commission structure earlier in the year. Under its new commission plan, the company now records the entire expense in the quarter of the sale versus over the term of the client contract. The company partially reinstated matching contributions to its 401(k) plan in the United States, representing approximately $0.8 million of expense in the quarter.

Operating expense in the fourth quarter of 2010 also included approximately $2.0 million related to a previously announced separation agreement between Morningstar and the former head of Morningstar Associates.

In the fourth quarter of 2009, Morningstar recorded a $6.1 million operating expense related to adjusting the treatment of some stock options that were originally considered incentive stock options (ISOs) and should have been considered non-qualified stock options. This expense did not recur in 2010.

Operating margin was 21.4% in the fourth quarter of 2010, up from 19.8% in the same period in 2009. The $6.1 million operating expense related to adjusting the treatment of some stock options reduced the company’s operating margin by 5 percentage points in the fourth quarter of 2009.

In 2010, operating margin was 21.8%, compared with 26.0% in 2009. The margin decline primarily reflects higher compensation, bonuses, sales commissions, and employee benefits as a percentage of revenue. Acquisitions accounted for approximately 2 percentage points of the margin decline for the year. In addition to the $6.1 million operating expense discussed above, in 2009 the company also incurred $3.4 million in operating expense for penalties related to the timing of deposits for taxes withheld on stock-option exercises. Combined, these two items reduced the margin by 2 percentage points in 2009.

Morningstar had approximately 3,225 employees worldwide as of Dec. 31, 2010, compared with 2,605 as of Dec. 31, 2009. Headcount grew year over year mainly because of acquisitions and continued hiring in the company’s development centers in China and India.

Effective Tax Rate:  Morningstar’s effective tax rate in the fourth quarter of 2010 was 17.3%, down 21.9 percentage points compared with 39.2% for the fourth quarter of 2009. The fourth-quarter 2010 income tax expense benefited from the reversal of $3.9 million of expense, which reduced the effective tax rate by approximately 11 percentage points. The lower tax rate in the fourth quarter of 2010 also reflects the positive impact of certain income tax benefits, including the difference between U.S. federal and foreign tax rates.

In 2010, the company’s effective tax rate was 33.1%, a decrease of 3.2 percentage points compared with 36.3% for 2009. The lower tax rate in 2010 reflects the positive impact of certain income tax benefits, including the difference between U.S. federal and foreign tax rates, tax credits related to Morningstar’s research and development activities, and the utilization of foreign net operating losses that had previously been subject to a valuation allowance. These items favorably impacted the company’s effective tax rate by approximately 3.7 percentage points in 2010.

Free Cash Flow:  Morningstar generated free cash flow of $36.2 million in the fourth quarter of 2010, reflecting cash provided by operating activities of $43.3 million and $7.1 million of capital expenditures. Free cash flow improved $9.5 million compared with the fourth quarter of 2009 as cash provided by operating activities was up $14.5 million and capital expenditures rose $5.0 million.

In 2010, Morningstar generated free cash flow of $108.8 million, reflecting cash provided by operating activities of $123.6 million and capital expenditures of $14.8 million. Cash provided by operating activities in 2010 was up $27.4 million, primarily reflecting a $37.5 million reduction in bonuses paid in the first quarter of 2010.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2010, Morningstar had cash, cash equivalents, and investments of $365.4 million, compared with $342.6 million as of Dec. 31, 2009. The company paid $102.3 million for acquisitions in 2010. Morningstar expects to make annual bonus payments of approximately $38 million in the first quarter of 2011, compared with $21 million in the first quarter of 2010. During 2011, the company anticipates making capital expenditures of approximately $14 million to $17 million primarily for leasehold improvements at new and existing office locations, a portion of which represents payments for the company’s new development center in China. In addition, Morningstar expects to pay $4.2 million to two former executives as part of previously announced separation agreements. As mentioned above, Morningstar’s board of directors has approved a regular quarterly dividend and a share repurchase program authorizing the repurchase of up to $100 million in shares of Morningstar’s outstanding common stock.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor Workstation(SM); Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar Direct(SM).

•                  Revenue was $120.4 million in the fourth quarter of 2010, up 23.8% from $97.3 million in the fourth quarter of 2009.

•                  Acquisitions contributed revenue of $12.1 million in the fourth quarter of 2010.

•                  Internet advertising sales on Morningstar.com; Morningstar Direct; Licensed Data; Site Builder and Licensed Tools; and Morningstar Advisor Workstation (including Morningstar Office) were the major contributors to organic revenue growth. Morningstar Direct licenses rose 35.4% to 4,773, partly reflecting client migrations from Institutional Workstation. Premium Membership subscriptions for Morningstar.com fell 7.8% to 138,732. Principia subscriptions were down 8.8% to 32,681, and Advisor Workstation licenses rose slightly to 153,170.

•                  Operating income was $31.6 million in the fourth quarter of 2010, compared with $31.2 million in the same period in 2009. Operating expense in this segment rose $22.6 million, or 34.2%, with approximately 40% of the increase from acquisitions. Higher compensation, bonuses, sales commissions, and employee benefits expense also contributed to the increase.

•                  Operating margin was 26.3% in the fourth quarter of 2010 versus 32.0% in the prior-year period. The margin decline reflects higher compensation, bonus, commission, and benefits expense as a percentage of revenue. Acquisitions did not significantly impact this segment’s operating margin.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement Manager(SM); and Morningstar® Managed Portfolios(SM).

•                  Revenue was $30.8 million in the fourth quarter of 2010, a 21.3% increase from $25.4 million in the same period in 2009.

•                  Acquisitions contributed revenue of $1.4 million in the fourth quarter.

•                  Retirement Advice and Investment Consulting were the primary growth drivers, followed by Morningstar Managed Portfolios.

•                  Total assets under advisement for Investment Consulting rose 74.6% to $107.2 billion, from $61.4 billion as of Dec. 31, 2009. About $39.0 billion of the assets reflects a new fund-of-funds program that began in May 2010 for an existing Morningstar Associates client. Excluding assets from the new fund-of-funds program, assets under advisement for Investment Consulting increased year over year, mainly reflecting positive market performance. Assets under management for Retirement Advice were $19.6 billion as of Dec. 31, 2010, versus $15.7 billion as of Dec. 31, 2009. Assets under management for Morningstar Managed Portfolios were $2.7 billion as of Dec. 31, 2010, compared with $2.1 billion as of Dec. 31, 2009.

•                  Operating income was $15.7 million in the fourth quarter of 2010, an increase of 15.2% compared with the fourth quarter of 2009. Operating expense in the segment was $15.1 million, up $3.3 million, or 28.3%, primarily reflecting higher compensation and bonus expense. Operating expense included $2.0 million related to a previously announced separation agreement between Morningstar and the former head of Morningstar Associates.

•                  Operating margin was 50.9% in the fourth quarter of 2010 versus 53.6% in the prior-year period, as revenue growth lagged the increase in operating expense.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of expense in this category, was $7.3 million in the fourth quarter of 2010 and $24.9 million for the year, an increase of $2.1 million and $5.9 million, respectively. The change in both periods reflects additional amortization expense from acquisitions. Corporate depreciation expense was $1.9 million in the fourth quarter and $7.3 million for the year.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $5.9 million in the quarter, a decrease of $7.6 million, or 56.5%, because a $6.1 million operating expense related to adjusting the treatment of some stock options originally considered incentive stock options did not recur in 2010. In the fourth quarter of 2010, the company capitalized $0.8 million of operating expense for software development. These favorable items were partially offset by higher bonus and other compensation-related expense.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 17, 2011, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please send an e-mail to investors@morningstar.com.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 380,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

###

©2011 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in thousands, except per share amounts)	2010	2009	change		2010	2009	change

Revenue	$151,153	$122,643	23.2%		$555,351	$478,996	15.9%
Operating expense(1):
Cost of goods sold	42,301	35,716	18.4%		157,068	128,616	22.1%
Development	13,753	10,193	34.9%		49,244	38,378	28.3%
Sales and marketing	25,596	18,496	38.4%		95,473	71,772	33.0%
General and administrative	25,632	25,337	1.2%		92,843	83,596	11.1%
Depreciation and amortization	11,582	8,614	34.5%		39,664	31,961	24.1%
Total operating expense	118,864	98,356	20.9%		434,292	354,323	22.6%
Operating income	32,289	24,287	32.9%		121,059	124,673	(2.9%	)
Operating margin	21.4%	19.8%	1.6pp		21.8%	26.0%	(4.2)pp

Non-operating income (expense), net:
Interest income, net	745	702	6.1%		2,437	3,016	(19.2%	)
Other income (expense), net	(61)	(1,067)	(94.3%	)	4,295	(82)	NMF
Non-operating income (expense), net	684	(365)	NMF		6,732	2,934	129.4%

Income before income taxes and equity in net income of unconsolidated entities	32,973	23,922	37.8%		127,791	127,607	0.1%
Income tax expense	5,729	9,571	(40.1%	)	42,756	46,775	(8.6%	)
Equity in net income of unconsolidated entities	246	375	(34.4%	)	1,422	1,165	22.1%
Consolidated net income	27,490	14,726	86.7%		86,457	81,997	5.4%
Net (income) loss attributable to noncontrolling interests	(97)	92	NMF		(87)	132	NMF
Net income attributable to Morningstar, Inc.	$27,393	$14,818	84.9%		$86,370	$82,129	5.2%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.55	$0.30	83.3%		$1.75	$1.71	2.3%
Diluted	$0.54	$0.29	86.2%		$1.70	$1.65	3.0%
Weighted average common shares outstanding:
Basic	49,523	48,652			49,249	48,112
Diluted	50,761	50,248			50,555	49,793

	Three months ended December 31				Year ended December 31
	2010	2009			2010	2009
(1) Includes stock-based compensation expense of:
Cost of goods sold	$891	$712			$3,473	$2,666
Development	481	393			1,840	1,570
Sales and marketing	428	402			1,786	1,587
General and administrative	1,656	1,430			6,694	5,770
Total stock-based compensation expense	$3,456	$2,937			$13,793	$11,593

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31			Year ended December 31
	2010	2009	change	2010	2009	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	28.0%	29.1%	(1.1)pp	28.3%	26.9%	1.4pp
Development	9.1%	8.3%	0.8pp	8.9%	8.0%	0.9pp
Sales and marketing	16.9%	15.1%	1.8pp	17.2%	15.0%	2.2pp
General and administrative	17.0%	20.7%	(3.7)pp	16.7%	17.5%	(0.8)pp
Depreciation and amortization	7.7%	7.0%	0.7pp	7.1%	6.7%	0.4pp
Total operating expense(2)	78.6%	80.2%	(1.6)pp	78.2%	74.0%	4.2pp
Operating margin	21.4%	19.8%	1.6pp	21.8%	26.0%	(4.2)pp

	Three months ended December 31			Year ended December 31
	2010	2009	change	2010	2009	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.6%	0.6%	—	0.6%	0.6%	—
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.1%	1.2%	(0.1)pp	1.2%	1.2%	—
Total stock-based compensation expense(2)	2.3%	2.4%	(0.1)pp	2.5%	2.4%	0.1pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2010	2009	2010	2009

Operating activities
Consolidated net income	$27,490	$14,726	$86,457	$81,997
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	11,582	8,614	39,664	31,961
Deferred income tax (benefit) expense	(5,448)	(1,465)	211	(2,207)
Stock-based compensation expense	3,456	2,937	13,793	11,593
Equity in net income of unconsolidated entities	(246)	(375)	(1,422)	(1,165)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(2,418)	(8,043)	(7,303)	(13,767)
Holding loss (gain) upon acquisition of additional ownership of equity method investments	509	—	(4,564)	(352)
Other, net	(654)	2,141	323	1,867
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(16,398)	(1,157)	(23,652)	12,364
Other assets	167	315	(2,341)	2,521
Accounts payable and accrued liabilities	(2,784)	(7,469)	(759)	(9,476)
Accrued compensation	14,436	15,065	12,166	(26,729)
Deferred revenue	7,690	270	5,752	(8,704)
Income taxes - current	4,260	(1,323)	4,569	11,676
Deferred rent	922	5,422	1,364	5,679
Other liabilities	746	(809)	(638)	(1,076)
Cash provided by operating activities	43,310	28,849	123,620	96,182
Investing activities
Purchases of investments	(58,240)	(65,167)	(186,283)	(176,770)
Proceeds from maturities and sales of investments	37,732	28,372	214,929	92,851
Capital expenditures	(7,070)	(2,086)	(14,771)	(12,372)
Acquisitions, net of cash acquired	(13,627)	(54,860)	(102,324)	(74,175)
Other, net	(330)	(4,832)	500	(4,209)
Cash used for investing activities	(41,535)	(98,573)	(87,949)	(174,675)
Financing activities
Proceeds from stock option exercises	4,013	2,061	9,220	16,439
Excess tax benefits from stock option exercises and vesting of restricted stock units	2,418	8,043	7,303	13,767
Common shares repurchased	(3,785)	—	(3,785)	—
Other, net	112	493	(417)	188
Cash provided by financing activities	2,758	10,597	12,321	30,394
Effect of exchange rate changes on cash and cash equivalents	(229)	223	1,688	4,704
Net increase (decrease) in cash and cash equivalents	4,304	(58,904)	49,680	(43,395)
Cash and cash equivalents—Beginning of period	175,872	189,400	130,496	173,891
Cash and cash equivalents—End of period	$180,176	$130,496	$180,176	$130,496

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2010	2009	2010	2009

Cash provided by operating activities	$43,310	$28,849	$123,620	$96,182
Less: Capital expenditures	(7,070)	(2,086)	(14,771)	(12,372)
Free cash flow	$36,240	$26,763	$108,849	$83,810

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
($000)	2010	2009

Assets
Current assets:
Cash and cash equivalents	$180,176	$130,496
Investments	185,240	212,057
Accounts receivable, net	110,891	82,330
Deferred tax asset, net	2,860	1,109
Income tax receivable, net	10,459	5,541
Other	17,654	12,564
Total current assets	507,280	444,097

Property and equipment, net	62,105	59,828
Investments in unconsolidated entities	24,262	24,079
Goodwill	317,661	249,492
Intangible assets, net	169,023	135,488
Other assets	5,971	6,099
Total assets	$1,086,302	$919,083

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$42,680	$30,524
Accrued compensation	62,404	48,902
Deferred revenue	146,267	127,114
Other	1,373	962
Total current liabilities	252,724	207,502

Accrued compensation	4,965	4,739
Deferred tax liability, net	19,975	10,931
Other long-term liabilities	27,213	26,413
Total liabilities	304,877	249,585
Total equity	781,425	669,498
Total liabilities and equity	$1,086,302	$919,083

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31				Year ended December 31
($000)	2010	2009	change		2010	2009	change

Revenue
Investment Information	$120,357	$97,253	23.8%		$444,957	$386,642	15.1%
Investment Management	30,796	25,390	21.3%		110,394	92,354	19.5%
Consolidated revenue	$151,153	$122,643	23.2%		$555,351	$478,996	15.9%

Revenue—U.S.	$106,686	$86,854	22.8%		$398,215	$349,836	13.8%
Revenue—International	$44,467	$35,789	24.2%		$157,136	$129,160	21.7%

Revenue—U.S. (percentage of consolidated revenue)	70.6%	70.8%	(0.2)pp		71.7%	73.0%	(1.3)pp
Revenue—International (percentage of consolidated revenue)	29.4%	29.2%	0.2pp		28.3%	27.0%	1.3pp

Operating income (loss)(1)
Investment Information	$31,641	$31,162	1.5%		$127,740	$138,429	(7.7%	)
Investment Management	15,679	13,609	15.2%		56,816	52,889	7.4%
Intangible amortization and corporate depreciation expense	(9,164)	(6,992)	31.1%		(32,094)	(26,349)	21.8%
Corporate unallocated	(5,867)	(13,492)	(56.5%	)	(31,403)	(40,296)	(22.1%	)
Consolidated operating income	$32,289	$24,287	32.9%		$121,059	$124,673	(2.9%	)

Operating margin(1)
Investment Information	26.3%	32.0%	(5.7)pp		28.7%	35.8%	(7.1)pp
Investment Management	50.9%	53.6%	(2.7)pp		51.5%	57.3%	(5.8)pp
Consolidated operating margin	21.4%	19.8%	1.6pp		21.8%	26.0%	(4.2)pp

(1) Includes stock-based compensation expense allocated to each segment.

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2010	($000)	Revenue
Licensed Data (Investment Information)	$98,186	17.7%
Investment Consulting (Investment Management)	72,798	13.1%
Morningstar Advisor Workstation (Investment Information)	69,321	12.5%
Morningstar.com (Investment Information)	49,673	8.9%
Morningstar Direct (Investment Information)	38,069	6.9%

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2009	($000)	Revenue
Licensed Data (Investment Information)	$91,524	19.1%
Morningstar Advisor Workstation (Investment Information)	65,673	13.7%
Investment Consulting (Investment Management)	62,531	13.1%
Morningstar.com (Investment Information)	39,454	8.2%
Morningstar Direct (Investment Information)	29,968	6.3%

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of December 31
	2010	2009		% change
Our employees
Worldwide headcount (approximate)	3,225	2,605		23.8%
Number of worldwide equity and credit analysts	117	108		8.3%
Number of worldwide fund analysts	95	82	(1)	15.9%

Our business
Investment Information
Morningstar.com Premium subscriptions (U.S.)	138,732	150,473		(7.8%	)
Registered users for Morningstar.com (U.S.)	6,300,033	6,219,597		1.3%
U.S. Advisor Workstation licenses	153,170	148,392		3.2%
Principia subscriptions	32,681	35,844		(8.8%	)
Morningstar Direct licenses	4,773	3,524		35.4%

Investment Management
Assets under management for Morningstar Managed Portfolios	$2.7 bil	$2.1 bil		28.6%
Assets under management for Ibbotson Australia (formerly Intech)	$3.4 bil	$3.4 bil		0.0%
Assets under management for managed retirement accounts	$19.6 bil	$15.7 bil		24.8%
Morningstar Associates	$2.0 bil	$1.5 bil		33.3%
Ibbotson Associates	$17.6 bil	$14.2 bil		23.9%
Assets under advisement for Investment Consulting	$107.2 bil	$61.4 bil		74.6%
Morningstar Associates	$60.8 bil	$21.5 bil		182.8%
Ibbotson Associates	$46.4 bil	$39.9 bil		16.3%

(1) Morningstar has revised the fund analysts total to only include employees responsible for writing analyst research reports.

	Three months ended December 31		Year ended December 31
($000)	2010	2009	2010	2009
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$32,973	$23,922	$127,791	$127,607
Equity in net income of unconsolidated entities	246	375	1,422	1,165
Net (income) loss attributable to noncontrolling interests	(97)	92	(87)	132
Total	$33,122	$24,389	$129,126	$128,904
Income tax expense	$5,729	$9,571	$42,756	$46,775
Effective tax rate	17.3%	39.2%	33.1%	36.3%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Morningstar includes an acquired operation as part of revenue and expense from acquisitions for 12 months after we complete the acquisition. Operating expense related to acquisitions also includes amortization of intangible assets, professional fees, and expense related to vacant office space incurred as part of the acquisition process. It’s important to note that it’s difficult to precisely quantify the amount of operating expense from acquisitions.  We don’t always maintain acquired operations as stand-alone businesses and we often integrate administrative or other functions with existing operations.

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended December 31			Year ended December 31
($000)	2010	2009	% change	2010	2009	% change

Consolidated revenue	$151,153	$122,643	23.2%	$555,351	$478,996	15.9%
Less: acquisitions	(13,464)	—	NMF	(47,850)	—	NMF
Favorable impact of foreign currency translations	(143)	—	NMF	(4,362)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$137,546	$122,643	12.2%	$503,139	$478,996	5.0%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended December 31			Year ended December 31
($000)	2010	2009	% change	2010	2009	% change

International revenue	$44,467	$35,789	24.2%	$157,136	$129,160	21.7%
Less: acquisitions	(4,262)	—	NMF	(16,953)	—	NMF
Favorable impact of foreign currency translations	(143)	—	NMF	(4,362)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$40,062	$35,789	11.9%	$135,821	$129,160	5.2%

The following table summarizes the change in 2010 operating expense compared with 2009:

	Year ended December 31
($000)	2010	2009	$ change
Total operating expense	$434,292	$354,323	$79,969
Explanation of year over year change in operating expense:
Acquisitions			$46,202
Unfavorable impact of foreign currency translations			3,554
All other changes in operating expense			30,213
Total			$79,969

The table below shows the period in which we included each acquired operation in revenue and expense from acquisitions:

Acquisition	Date of acquisition	2010 revenue and expense from acquisitions
Global financial filings database business of Global Reports LLC	April 20, 2009	January 1 through April 19, 2010
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1, 2009	January 1 through April 30, 2010
Andex Associates, Inc.	May 1, 2009	January 1 through April 30, 2010
Intech Pty Ltd	June 30, 2009	January 1 through June 30, 2010
Canadian Investment Awards and Gala	December 17, 2009	January 1 through December 16, 2010
Logical Information Machines, Inc.	December 31, 2009	January 1 through December 31, 2010
Footnoted business of Financial Fineprint Inc.	February 1, 2010	February 1 through December 31, 2010
Aegis Equities Research	April 1, 2010	April 1 through December 31, 2010
Old Broad Street Research Ltd.	April 12, 2010	April 12 through December 31, 2010
Realpoint, LLC	May 3, 2010	May 3 through December 31, 2010
Morningstar Danmark A/S	July 1, 2010	July 1 through December 31, 2010
Seeds Group	July 1, 2010	July 1 through December 31, 2010
Annuity intelligence business of Advanced Sales and Marketing Corporation	November 1, 2010	November 1 through December 31, 2010